Exhibit 99.1

November 16, 2021

DIRTT Environmental Solutions Ltd. (the “Corporation”)

7303 – 30th Street SE.

Calgary, Alberta

T2C 1N6

- and -

DIRTT Environmental Solutions Ltd.

4500 – 855 2nd Street SW

Calgary, Alberta

T2P 4K7

Each of the directors of the Board of Directors of the Corporation
(the “Board of Directors”)

Dear Sirs/Mesdames:

Please find enclosed a requisition (the “Requisition”) by 22NW Fund, LP (“22NW”) pursuant to Section 142 of the Business Corporations Act (Alberta) (the “ABCA”) requisitioning the Board of Directors to call a meeting of the shareholders of the Corporation (the “Meeting”) for the purposes set out in the Requisition, namely, the removal of six designated current directors of the Board of Directors and their replacement with six designated new directors (the “New Directors”). The Requisition is hereby delivered to the Corporation and each of the current directors of the Board of Directors pursuant to Section 142(2) of the ABCA.

As set out in the Requisition, 22NW requests that the Meeting be held no later than January 21, 2022.

Information concerning the New Directors, which includes information prescribed by Sections 6.03(a) and (c) of Amended and Restated By-Law No. 1 of the Corporation, as well as a resume of each of the New Directors, are included with this letter.

22NW FUND, LP

By its general partner

22NW FUND GP, LLC
/s/ Aron English, President
Aron English, President